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                                                                    Exhibit 99.1


PRESS RELEASE

TEAM AMERICA APPOINTS ERNST & YOUNG LLP AS INDEPENDENT AUDITOR

WORTHINGTON, Ohio, April 23, 2002 / -- TEAM Mucho (Nasdaq: TMOS - NEWS) announced today that it has appointed Ernst & Young LLP as the Company's independent auditor for 2002, replacing Arthur Andersen LLP. This action was taken after a thorough evaluation process.

Chairman, President and CEO, S. Cash Nickerson said, "We look forward to working with Ernst & Young in its new role as our independent auditor. Arthur Andersen has served as TEAM America's independent auditor for many years, providing excellent service and acting with professionalism. The decision to change auditors followed a long and thoughtful review of various alternatives."

TEAM Mucho, Inc. (Nasdaq: TMOS - NEWS) is a leading Business Process Outsourcing Company specializing in human resources. TEAM America, the operating division of TEAM Mucho, is a pioneer in the Professional Employer Organization (PEO) industry and was founded in 1986. With 16 sales and service offices nationwide and operations in 47 states, the Company is one of the ten largest PEOs in the country. The Company is engaged in a "build up" of the consolidating industry and is the leading acquirer of quality, positive cash flow, independent PEOs in urban markets. For more information regarding the company, visit www.teamamerica.com .